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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.    1 )*


                              SIEBEL SYSTEMS, INC.
         -------------------------------------------------------------
                                (Name of Issuer)

                                COMMON STOCK
              ---------------------------------------------------
                        (Title of Class of Securities)

                                 826170102
                   -----------------------------------------
                               (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 8 Pages

-----------------------                                  ---------------------
  CUSIP NO. 826170102                   13G                PAGE 2 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Thomas M. Siebel

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            9,802,300(1)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             9,802,300(1)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      9,802,300(1)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      27.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------
      (1) Includes 8,628,562 shares held by Thomas M. Siebel, Trustee or Successor Trustee of the Siebel Living Trust u/a/d 7/27/93 and 293,738 shares held by Siebel Asset Management L.P. Also includes 80,000 shares held by The Thomas and Stacey Siebel Foundation, to which Mr. Siebel disclaims beneficial ownership.

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 8 pages

-----------------------                                  ---------------------
  CUSIP NO. 826170102                   13G                PAGE 3 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Thomas M. Siebel, Trustee or Successor Trustee of the Siebel Living Trust u/a/d 7/27/93

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            8,628,562

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             8,628,562

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      8,628,562

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      24.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 3 of 8 pages

-----------------------                                  ---------------------
  CUSIP NO. 826170102                   13G                PAGE 4 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Siebel Asset Management, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            293,738

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             293,738

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      293,738

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 4 of 8 pages

-----------------------                                  ---------------------
  CUSIP NO. 826170102                   13G                PAGE 5 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Thomas and Stacey Siebel Foundation

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            80,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             80,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      80,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 5 of 8 pages

ITEM 1.

        (a)    Name of Issuer:  Siebel Systems, Inc.
        (b)    Address of Issuer's Principal Executive Offices:
                1855 South Grant Street
                San Mateo, CA  94402

ITEM 2.

        (a)    Name of Person Filing:

                Thomas M. Siebel
                Thomas M. Siebel, Trustee or Successor Trustee of The Siebel Living Trust u/a/d 7/27/93 ("Trust")
                Siebel Asset Management, L.P. ("SAM")
                The Thomas and Stacey Siebel Foundation ("Foundation")

        (b) Address of Principal Business Office or, if none, Residence 1855 South Grant Street
                San Mateo, CA  94402

        (c)    Citizenship:

                Thomas M. Siebel        U.S.A.
                Trust                   California
                SAM                     California
                Foundation              California

        (d)    Title of Class of Securities:  Common Stock

        (e)    CUSIP Number:  826170102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

        Not applicable.

ITEM 4.  OWNERSHIP

        (a)    Amount Beneficially Owned:

                Thomas M. Siebel:                                9,802,300*
                Trust:                                           8,628,562
                SAM:                                               293,738
                Foundation:                                         80,000

        (b)    Percent of Class:
                Thomas M. Siebel:                                     27.2%
                Trust:                                                24.3%
                SAM:                                                   0.8%
                Foundation:                                            0.2%

        (c)    Number of shares as to which such person has:
                (i)  sole power to vote or to direct the vote:

                Thomas M. Siebel:                                9,802,300*
                Trust:                                           8,628,562
                SAM:                                               293,738
                Foundation:                                         80,000

                (ii) shared power to vote or to direct the vote:

                Thomas M. Siebel:                                        0
                Trust:                                                   0


                              Page 6 of 8 pages

                SAM:             0
                Foundation:      0
           (iii)  sole power to dispose or to direct the disposition of:

                Thomas M. Siebel:                           9,802,300*
                Trust:                                      8,628,562
                SAM:                                          293,738
                Foundation:                                    80,000

           (iv)   shared power to dispose or to direct the disposition of:

                Thomas M. Siebel:                                   0
                Trust:                                              0
                SAM:                                                0
                Foundation:                                         0

* Includes 8,628,562 shares held by Thomas M. Siebel, Trustee or Successor Trustee of the Siebel Living Trust u/a/d 7/27/93 and 293,738 shares held by Siebel Asset Management L.P. Also includes 80,000 shares held by The Thomas and Stacey Siebel Foundation, to which Mr. Siebel disclaims beneficial ownership.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

       Under certain circumstances set forth in the partnership agreement of SAM, the general and/or limited partners of SAM have the right to receive dividends from, or proceeds from the sale of, the Common Stock of the Issuer beneficially owned by SAM.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

       Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

       Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP

       Not applicable.

ITEM 10.  CERTIFICATION

       Not applicable




                              Page 7 of 8 Pages

                                  SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              February 11, 1998
                                -----------------------------------------------
                                                   Date

                                        /s/ Thomas M. Siebel
                                ----------------------------------------------
                                Thomas M. Siebel,

                                THOMAS M. SIEBEL, TRUSTEE OR SUCCESSOR TRUSTEE OF THE SIEBEL LIVING TRUST U/A/D 7/27/93

                                        /s/ Thomas M. Siebel
                                ----------------------------------------------
                                Thomas M. Siebel, Trustee

                                SIEBEL ASSET MANAGEMENT, L.P.

                                        /s/ Thomas M. Siebel
                                ----------------------------------------------
                                Thomas M. Siebel, General Partner

                                THE THOMAS AND STACEY SIEBEL FOUNDATION

                                        /s/ Thomas M. Siebel
                                ----------------------------------------------
                                Thomas M. Siebel, Director



                              Page 8 of 8 pages